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                           THE COSMETIC CENTER, INC.
                  AMENDED AND RESTATED 1991 STOCK OPTION PLAN

1. PURPOSE

         This Stock Option Plan (the "Plan") for The Cosmetic Center, Inc. (the "Company") is intended to provide incentive to directors, officers and key employees of the Company by providing those persons with opportunities to purchase shares of the Company's Common Stock under (a) incentive stock options ("Incentive Stock Options") as such term is defined under Section 422A of the Internal Revenue Code of 1986, as amended and (b) other stock options. (As used herein, "Options" refers to Incentive Stock Options and other options hereunder.)

2. DEFINITIONS

         As used in this Plan, the following words and phrases shall have the meanings indicated: (a) "Board" shall mean the Board of Directors of the Company.

         (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

         (c) "Class A Stock" shall mean the Class A Common Stock of The Cosmetic Center, Inc.

         (d) "Class B Stock" shall mean the Class B Common Stock of The Cosmetic Center, Inc.

         (e) "Common Stock" shall mean the Class A Stock and/or the Class B Stock of The Cosmetic Center, Inc.

         (f) "Company" shall mean The Cosmetic Center, Inc., the employer which has established this Plan.

         (g) "Disability" shall mean an Optionee's inability to engage in any substantial gainful activity by reason of any medically determinable physical of mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

         (h) "Fair Market Value" per share as of a particular date shall mean
(i) the closing sales price per share of Common Stock on the principal national securities exchange, if any, on which the shares of Common Stock shall then be listed for the last preceding date on which there was a sale of such Common Stock on such exchange, or (ii) if the shares of Common Stock are not then listed on a national securities exchange, the last sales price per share of Common Stock entered on a national inter-dealer quotation system for the last preceding date on which there was a sale of such Common Stock on such national

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inter-dealer quotation system, or (iii) if no closing or last sales price per share of Common Stock is entered on a national inter-dealer quotation system, the average of the closing bid and asked prices for the shares of Common Stock in the over-the-counter market for the last preceding date on which there was a quotation for such Common Stock in such market, or (iv) if no price can be determined under the preceding alternatives, then the price per share as most recently determined by the Board, which shall make such determinations of value at least once annually.

         (i) "Incentive Stock Option" means one or more options to purchase Common Stock which, at the time such options are granted under this Plan or any other such plan of the Company, qualify as incentive stock options under
Section 422A of the Code.

         (j) "Parent" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of granting an Option, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         (k) "Plan" shall mean this Stock Option Plan.

         (l) "Option" shall mean any option issued pursuant to this Plan.

         (m) "Optionee" shall mean any person to whom an Option is granted under this Plan.

         (n) "Recapitalization" shall mean the recapitalization of the Company's Common Stock consummated on March 13, 1992 pursuant to which the common stock was changed into Class A Stock and Class B Stock.

         (o) "Subsidiary" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting an Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         (p) "Ten Percent Shareholder" shall mean on Optionee who, at the time an Option is granted, owns directly or indirectly (within the meaning of section 425(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its Parent or a Subsidiary.

3. GENERAL ADMINISTRATION

         (a) Unless otherwise determined by the Board, the Plan shall be administered by a committee of the Board ("Committee"), which shall consist of two or more members of the Board who are "outside directors" within the meaning of section 162(m) of the

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Code. The Committee may, in its discretion, delegate to a subcommittee or to an officer of the Company its duties hereunder, including the grant of Awards. The full Board shall also have the authority, in its discretion, to grant Awards under the Plan and to administer the Plan. For all purposes under the Plan, any entity which performs the duties described herein, shall be referred to as the "Committee."

         (b) Except as set forth in Section 4, the Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Options; to determine the purchase price of shares of Common Stock covered by each Option (the "Option Price") to determine the persons to whom, and the time or times at which, Options shall be granted; to determine the number of shares to be covered by each Option; to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Option Agreements (which need not be identical) entered into in connection with Options granted under the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

         (c) The Board shall fill all vacancies, however caused, in the Committee. The Board may from time to time appoint additional members to the Committee, and may at any time remove one of more Committee members and substitute others.

         (d) No member of the Board or Committee shall be liable for any action taken or determination made in good faith will respect to the Plan or any Option granted hereunder.

4. NON-DISCRETIONARY GRANTS

         Directors serving on the Committee are not eligible to receive Options except pursuant to this Section 4. Provided Class A Shares are available under this Plan, the Committee shall be required annually beginning 1991 to grant the following Options for the following amount of Class A Shares:

         (1) Any director serving on the Committee who is not an employee of the Company shall be granted a non-incentive Option for 1,000 shares of Class A Stock on January 15, or the closest business day if January 15 is not a business day. The Option price shall be one hundred percent (100%) of the Fair Market Value of the shares of Class A Stock on the date of grant of the Option. The Options shall be fully vested upon grant and shall be exercisable for a period of ten (10) years from the date of grant.

         (2) Any director serving on the Committee who is an employee of the Company shall be granted an Incentive Stock Option on January 15, or the closest business day if January 15 if not a business day. Each such grant shall be for 20,000 shares of Class A Stock, provided, however, that if the Company's consolidated net income as reflected in

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its audited financial statements for the fiscal year immediately preceding the date of grant (the "Subject Year") reflects an increase over the last prior fiscal year (the "Prior Year") of 100% or more, such grant shall be for 30,000 shares of Class A Stock, (the "Bonus Increase"). No Bonus Increase shall be granted with respect to a Subject Year when the consolidated net income for the Prior Year is less than the consolidated net income for the fiscal year preceding the Prior Year. The Option Price shall be one hundred percent (100%) of the Fair Market Value of the shares of Class A Stock on the date of grant of the Option; provided, however, that in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the Option price shall be one hundred ten percent (110%) of such Fair Market Value. The Incentive Stock Options shall be exercisable for a period of ten (10) years from the data of grant, except Options granted to a Ten Percent Shareholder shall be exercisable for a period of five (5) years from the date of grant.

5. GRANTING OF OPTIONS

         Options may be granted under the Plan at any time prior to December 31, 2000.

6. ELIGIBILITY

         (a) Except as set forth in Section 4, Options may be granted to any director, officer or key employee of the Company. In determining from time to time the officers and employees to whom Options shall be granted and the number of shares to be covered by each Option, the Committee shall take into account the duties of the respective officers and employees, their present and potential contributions to the success of the Company and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

         (b) Except as set forth in Section 4, at the time of the grant of each Option under the Plan, the Committee shall determine whether such Option is to be designated an Incentive Stock Option. Incentive Stock Options shall not be granted to a director who is not an employee of the Company. The length of the exercise period of Incentive Stock Options shall be governed by Section 8(e)(1) of the Plan; the exercise period of all other Options will be governed by
Section 8(e)(2).

         (c) Except Options granted pursuant to Section 4, an Option designated an Incentive Stock Option can, prior to its exercise, be changed to a non-incentive Option if the Optionee consents to amend his Option Agreement to provide that the exercise period of such Option will be governed by Section 8(e)(2) of the Plan.

7. STOCK

         (a) The stock subject to the Options shall be shares of Class A Stock except for options granted pursuant to the Recapitalization, for which the Stock subject to options shall be Class A Stock and Class B Stock, as provided in Section 8(i)(1). Such shares may, in whole or in part, be authorized but unissued shares contributed directly by the

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Company or shares which shall have been or which may be acquired by the
Company. The aggregate number of shares of Common Stock as to which Options may be granted from time to time under the Plan shall be 362,888 shares of Class A Stock and 137,112 shares of Class B Stock, including 137,112 shares of Class A Stock and 137,112 shares of Class B Stock subject to Options previously granted pursuant to (i) the Company's 1986 Stock Option Plan and (ii) this Plan prior to the Recapitalization. The limitation established by the preceding sentence shall be subject to adjustment as provided in Section 8(i) hereof. No Options for shares of Class B Stock shall be granted under this Plan after the Recapitalization.

         (b) If any outstanding Option under the Plan for any reason expires or is terminated without having been exercised in full, the shares of Class A Stock allocable to the unexercised portion or such Option shall (unless the Plan shall have been terminated) become available for subsequent grants of Options under the Plan.

8. TERMS AND CONDITIONS OF OPTIONS

         Each Option granted pursuant to the Plan shall be evidenced by Option Agreements in such forms as the Committee may from time to time approve. Options shall comply with the be subject to the following terms and conditions:

         (a) OPTION PRICE. Each Option shall state the Option Price, which with respect to Incentive Stock Options shall be not less than one hundred percent (100%) of the Fair Market Value of the shares of Common Stock on the date of grant of the Option; provided, however, that in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the Option Price shall not be less than one hundred ten percent (110%) of such fair market value. The Option Price for Options that are not Incentive Stock Options shall not be less than fifty percent (50%) of the Fair Market Value of the shares of Common Stock on the date of grant of the Option. The Option price shall be subject to adjustment as provided in Section 8(i) hereof. The date on which the Committee adopts a resolution expressly granting an Option, or the date specified in Section 4, shall be considered the day on which such Option is granted.

         (b) RESTRICTIONS. Except for Options granted pursuant to Section 4, any Common Stock issued under the Plan may contain restrictions including, but not limited to, limitations on transferability that may constitute substantial risks of forfeiture, as the Committee may determine.

         (c) VALUE OF SHARES. Options may be granted to any eligible person for shares of Common Stock of any value, provided that the aggregate Fair market Value (determined at the time the Option is granted) of the stock with respect to whish Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all the plans of the Company, its Parent and its Subsidiaries) shall not exceed $100,000.

         (d) MEDIUM AND TIME OF PAYMENT. The Option Price shall be paid in full, at the

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time of exercise, in cash, in shares of Common Stock owned by the optionee free and clear of all liens having a Fair Market Value in the aggregate equal to such Option Price or in a combination of cash and such shares. Shares acquired upon exercise of an Option shall not be accepted as payment unless such Option exercise occurred at least six months prior to the exercise of the Option, the Option Price of which is proposed to be paid in part or in full by the tender of shares of Common Stock.

         (e) TERM AND EXERCISE OF OPTIONS.

              (1) Except as set forth in Section 4, Incentive Stock Options shall be exercisable over the exercise period specified by the Committee in the Option Agreement, but in no event shall such period exceed ten (10) years from the date of the grant of each such Incentive Stock Option; provided, however, that in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the exercise period shall not exceed five (5) years from the date of grant of such Option. The exercise period of an Option shall be subject to earlier termination as provided in Section 8(f) and 8(g) hereof. An Option may be exercised, as to any or all full shares of Common Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Committee; provided that an Option may not be exercised at any one time as to less than 100 shares (or such number of shares as to which the Option is then exercisable if such number of shares is less than 100). Incentive Stock Options granted to any person prior to January 1, 1987 shall not be exercisable by the Optionee while any Incentive Stock Option of the Company (or any incentive stock option of any Parent or Subsidiary of the Company or the predecessor of any of them) granted to such Optionee prior to the Incentive Stock Options in question remains outstanding (that is, has not been exercised in full or lapsed because of time).

              (2) NON-INCENTIVE STOCK OPTIONS. Except as set forth in Section 4, Options which have not been designated by the Committee as Incentive Stock Options shall be exercisable over a period of eleven (11) years.

         (f) TERMINATION OF EMPLOYMENT. Except as provided in this Section 8(f) and Section 8(g) hereof, an Option may not be exercised unless the Optionee is then a director of or in the employ of the Company or any Parent or Subsidiary of the Company (or a corporation or a Parent of Subsidiary of such corporation issuing or assuming the Option in a transaction to which Section 425(a) of the Code applies), and unless the Optionee has remained continuously a director or so employed since the date of grant of the Option. In the event all association of an Optionee with the Company (as an employee, a director or both) shall terminate (other than by reason of death or Disability), all Options or unexercised portions thereof granted to such Optionee which are then exercisable may, unless earlier terminated in accordance with their terms, be exercised within thirty (30) days after such termination; provided, however, that if the association of the Optionee with the Company shall terminate for "cause" (as determined by the Committee), all Options theretofore granted to such Optionee shall, to the extent not theretofore exercised, terminate forthwith. A bona fide leave of absence shall not be considered a

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termination or break in continuity of employment for any purpose of the Plan so long as the period of such leave does not exceed ninety (90) days or such longer period during which the Optionee's right to reemployment is guaranteed by statute or by contract. Where the period of such leave exceeds ninety (90) days and the Optionee's right to reemployment is not guaranteed, the Optionee's employment will be deemed to have terminated on the ninety-first (91st) day of such leave. Nothing in the Plan or in any Option granted pursuant hereto shall confer upon an employee any right to continue in the employ of the Company or any of its divisions or Parent or Subsidiaries or interfere in any way with the right of the Company or any such divisions or Parent or Subsidiary to terminate such employment at any time.

         (g) DEATH OR DISABILITY OF OPTIONEE. If an Optionee shall die while a director of or employed by the Company or any Parent or Subsidiary of the Company, or if the Optionee's employment shall terminate by reason of Disability, all Options theretofore granted to such Optionee may, unless earlier terminated in accordance with their terms, be exercised by the Optionee or by the personal representative of the Optionee's estate or by a person who acquired the right to exercise such Option by bequest or inheritance or otherwise by reason of death of the Optionee, at any time within nine (9) months after the date of death or Disability of the Optionee, but in no event later than the date of expiration of the Option, provided that during the lifetime of the Optionee any Option granted to him may be exercised only by the Optionee.

         (h) NONTRANSFERABILITY OF OPTIONS. Options granted under the Plan shall not be transferable other than by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act ("ERISA") or the rules thereunder.

         (i) EFFECT OF CERTAIN CHANGES.

              (1) If there is any change in the number of shares of Common Stock through the declaration of stock dividends, recapitalization resulting in stock splits, or combinations or exchanges of such shares, then the number of shares of Common Stock available for Options, the number of such shares covered by outstanding Options, and the price per share of such Options shall be proportionately adjusted to reflect any increase or decrease in the number of issued shares of Common Stock; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

              (2) In the event of the proposed dissolution or liquidation of the Company, or in the event of any corporate separation or division, including, but not limited to, a split-up, a split-off or spin-off, the Committee may provide that the holder of each Option then exercisable shall have the right to exercise such Option (at its then Option Price) solely for the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such dissolution or liquidation, or corporate separation or division; or the Committee may provide, in the alternative, that each Option granted under the Plan shall terminate as of a date to be fixed by the Board,

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provided, however, that no less than thirty (30) days' written notice of the date so fixed shall be given to each Optionee, who shall have the right, during the period of thirty (30) days preceding such termination, to exercise the Options as to all or any part of the shares of Common Stock covered thereby, including shares as to which such Options would not otherwise be exercisable.

              (3) If while unexercised Options remain outstanding under the Plan (i) the Company executes a definitive agreement to merge or consolidate with or into another corporation or to sell or otherwise dispose of substantially all its assets, or (ii) more than 50% of the Company's then outstanding voting stock is acquired by any person or group (other than any group existing on the date hereof composed of members of the Weinstein family), or (iii) during any year, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period), then from and after the date of any such agreement or the date on which public announcement of the acquisition of such percentage shall have been made or the date on which the change in the composition of the Board set forth above shall have occurred (any such date being referred to herein as the "Acceleration Date"), all Options shall be exercisable in full, whether or not otherwise exercisable. Following the Acceleration Date, (a) the Committee shall, in the case of a merger, consolidation or sale or disposition of assets, promptly make an appropriate adjustment to the number and class of shares of Common Stock available for Options, and to the amount and kind of shares or other securities or property receivable upon exercise of any outstanding Options after the effective date of such transaction, and the price thereof, and (b) the Committee may, in its discretion, permit the cancellation of outstanding Options in exchange for a cash payment in an amount per share subject to any such Option determined by the Committee in its sole discretion, but not less than the difference between the Option Price per share and the Fair Market Value per share of Common Stock on the Acceleration Date.

              (4) Paragraphs (2) and (3) of this Section 8(i) shall not apply to a merger or consolidation in which the Company is the surviving corporation and shares of Common Stock are not converted into or exchanged for stock, securities of any other corporation, cash or any other thing of value. Notwithstanding the preceding sentence, in case of any consolidation or merger of another corporation into the Company in which the Company is the continuing corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the shares of Common Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in such shares into two or more classes or series of shares), the Committee may provide that the holder of each Option then exercisable shall have the right to exercise such Option solely for the kind and amount of shares of stock and other securities (including those of any new direct or indirect Parent of the Company), property, cash or any combination thereof receivable by


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the holder of the number of shares of Common Stock for which such Option might have been exercised upon such reclassification, change, consolidation or merger.

              (5) In the event of a change in the Common Stock as presently constituted, which is limited to a change of all of its authorized shares, with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan.

              (6) To the extent that the foregoing adjustments related to stock or securities of the Company, such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive, provided that each Option granted pursuant to this Plan and designated an Incentive Stock Option shall not be adjusted in a manner that causes the Option to fail to continue to qualify as an Incentive Stock Option within the meaning of section 422A of the Code.

              (7) Except as hereinbefore expressly provided in this Section 8(i), the Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation, and any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Option Price of shares of Common Stock subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

         (j) RIGHTS AS A SHAREHOLDER. An Optionee or a transferee or an Option shall have no rights as a shareholder with respect to any shares covered by his Option until the date of the issuance of a stock certificate to him for such shares. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 8(i) hereof.

         (k) OTHER PROVISIONS. The Option Agreements authorized under the Plan shall contain such other provisions, including, without limitation, (i) the imposition of restrictions upon the exercise of an Option and (ii) the inclusion of any condition not inconsistent with such Option qualifying as an Incentive Stock Option, as the Committee shall deem advisable, including provision with respect to compliance with federal and applicable state securities laws.

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9. AGREEMENT BY OPTIONEE REGARDING WITHHOLDING TAXES

         (a) No later than the date of exercise of any Option granted hereunder, the Optionee will pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes or any kind required by law to be withheld upon the exercise of such Option, and

         (b) The Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Optionee any federal, state or local taxes or any kind required by law to be withheld upon the exercise of such Option.

10. TERM OF PLAN

         Options may be granted pursuant to the Plan from time to time within a period of ten (10) years from the date on which the Plan is adopted by the Board, provided that no Options granted under the Plan (except the Options described in Section 13) shall become exercisable unless and until the Plan shall have been approved by the Company's shareholders.

11. SAVINGS CLAUSE

         Notwithstanding any other provision hereof, this Plan is intended to qualify as a plan pursuant to which Incentive Stock Options may be issued under
Section 422A of the Code. If this Plan or any provision of this Plan shall be held to be invalid or to fail to meet the requirements of Section 422A of the Code or the regulations promulgated thereunder, such invalidity or failure shall not affect the remaining parts of this Plan, but rather it shall be construed and enforced as if the Plan or the affected provision thereof, as the case may be, complied in all respects with the requirements of Section 422A of the Code.

12. AMENDMENT AND TERMINATION OF THE PLAN

         The Board may at any time and from time to time suspend, terminate, modify or amend the Plan, provided that (a) any amendment that would materially increase the aggregate number of shares of Class A Stock or Class B Stock as to which Options may be granted under the Plan, materially increase the benefits accruing to participants under the Plan, or materially modify the requirements as to eligibility for participation in the Plan shall be subject to the approval of the holders of a majority of the Class B Stock issued and outstanding, except that any such increase or modification that may result from adjustments authorized by Section 8(i) hereof shall not require such approval and (b) Section 4 shall not be amended more than once every six months, other than to comport with changes in the Code, ERISA or the rules thereunder. Except as provided in Section 8 hereof, no suspension, termination, modification or amendment of the Plan may adversely affect any Option previously granted unless the written consent or the Optionee is obtained.

                                      20
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13. OPTIONS GRANTED UNDER PRIOR PLAN

         Under adoption of the Plan, Options granted under the Company's 1986 Plan, as amended, shall become Options under this Plan, but shall be deemed to remain outstanding and not to have been regranted.

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